Consent of Independent Registered Public Accounting Firm

Verano Holdings Corp.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-265940) and Form S-3 (No. 333-273161) of Verano Holdings Corp. of our report dated April 26, 2022 (except for the effect of the restatement disclosed in Note 2(e), as to which the date is August 19, 2022), relating to the consolidated financial statements of Verano Holdings Corp. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

Irvine, California
March 15, 2024

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